Exhibit 99.1

Allied Nevada Provides Exploration Update for Hycroft, Highlighted by 149 Meters of 0.41 g/t Gold and 70.35 g/t Silver (1.64 g/t Gold Equivalent1)

January 31, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-MKT: ANV) is providing an update on recent drilling at its wholly owned Hycroft mine, located near Winnemucca, Nevada. Final results were received from the 2012 drill campaign and include several significant intercepts such as:

Hole Id	Thickness (m)	Au Grade (g/t)	Ag Grade (g/t)	Au Equiv. Grade (g/t)	From (m)	To (m)	Material Type
4437	75.6	0.35	32.40	0.92	165	240	Mill material
Including	15.2	0.22	120.36	2.33	171	186	Mill material
4457	25.9	0.67	27.44	1.15	103	129	Heap leach material
4457	47.2	0.52	27.35	1.00	147	195	Mill material
Including	9.1	0.98	101.33	2.75	156	166	Mill material
4485	239.9	0.63	15.32	0.90	331	571	Mill material
4586	148.9	0.41	70.35	1.64	477	626	Sulfide
Including	18.3	0.31	493.21	8.94	603	621	Mill material

The intercepts encountered in holes 4485 and 4586 began at the base of the current reserve pit and indicate that higher grade sulfide mineralization continues at depth. Both intercepts are located between the previously mined central pit and the Vortex deposit. Hole 4437 is one of the southern-most holes drilled in 2012 and indicates continuity of mineralization at depth to the southwest. Hole 4457 was drilled below the historic Brimstone waste rock facility and has not been previously explored. This facility is planned to be moved in the current life of mine plan. The hole contained two intercepts, the first of heap leach material and a longer intercept of mill material and indicates western extension of the current Brimstone mineralization.

“This is the first time we have encountered higher grades this far west in the deposit,” commented Dave Flint, VP Exploration. “We believe the deposit remains open in several directions and intend to continue to follow-up on targets to extend the deposit, primarily to the south and west and below the Brimstone waste rock facility.”

Drilling on the property in 2012 was comprised of 265 holes totaling approximately 77,900 meters. The primary goals of the 2012 drill program were focused on: infill drilling to upgrade inferred resources within the reserve pit; material collection in support of engineering and ongoing metallurgical work; condemnation drilling related to new facility placement; and limited step-out drilling.

A reserve and resource update incorporating all drilling completed through September 2012 is expected to be issued in the first quarter of 2013, along with an updated 43-101 Technical Report. The resource update will not include the intercepts highlighted above as they were completed post development of the upcoming resource update.

1	Gold Equivalent (AuEq) is calculated using a silver to gold ratio of 57.14:1.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Donald A. Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Exploration, Hycroft for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated April 9, 2012, filed with SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors - This press release uses the terms “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be obtained from our website or the SEC website at http://www.sec.gov/edgar.shtml.

Final 2012 Exploration Results Update |	2